Exhibit 5.1

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

February 15, 2006

Adolor Corporation

700 Pennsylvania Drive

Exton, PA 19341

Re: Registration Statement on Form S-3 (File No. 333-131765)

Gentlemen and Ladies:

We have acted as counsel to Adolor Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated February 15, 2006 (the “Prospectus Supplement”), to the prospectus, dated February 13, 2006 (the “Base Prospectus,” and together with the Prospectus Supplement, the “Prospectus”), included as a part of the Company’s Registration Statement on Form S-3 (File No. 333-131765), as amended (the “Registration Statement”), relating to the offering of 5,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Underwriters pursuant to the Underwriting Agreement (the “Underwriting Agreement”) between the Company and the several underwriters named therein (collectively the “Underwriters”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter other than as to the validity of the Shares.

We have participated in the preparation of the Prospectus and the Registration Statement and have made such legal and factual examination and inquiry as we have deemed necessary for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued, delivered and paid for in accordance with the terms of the Prospectus and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

The opinion expressed herein is limited to the Delaware General Corporation Law and we express no opinion concerning the laws of any other jurisdiction. As used herein, the “Delaware General Corporation Law” includes the statutory provisions contained therein and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP